Community Bank Shares of Indiana, Inc.

April 7, 2008

Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Community Bank Shares of Indiana, Inc.,  which will be held at the Koetter Woodworking Forest Discovery Center, located in Starlight, Indiana, on Tuesday, May 20, 2008 at 1:00 p.m., Eastern Daylight Time.

At the meeting, we will be electing 3 directors, as well as considering ratification of the selection of Crowe Chizek and Company LLC as our independent registered public accounting firm.

You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card or voting instruction form.  Of course, you may also vote by returning the enclosed proxy card or voting instruction form.  It is important that your shares be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person.  We urge you to vote by Internet, telephone or by marking, signing and dating your proxy card today and returning it in the envelope provided, even if you plan to attend the Annual Meeting.  This will ensure that your vote is counted if you are unable to attend.

A buffet lunch will be served from 11:30 a.m. until 12:45 p.m., in the meeting room, so please plan on joining us for something to eat before the meeting begins.

We feel that the Annual Meeting is an important opportunity to communicate with our shareholders and we look forward to seeing you if you are able to attend.  Your continued support of and interest in Community Bank Shares of Indiana, Inc. is greatly appreciated.

Sincerely,

James D. Rickard
President and Chief Executive Officer

Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana  47150
(812) 944-2224

Notice of Annual Stockholders’ Meeting to be held on May 20, 2008

April 7, 2008

Date:	Tuesday, May 20, 2008
Time:	1:00 p.m., Eastern Daylight Time
Place:	Koetter Woodworking Forest Discovery Center 533 Louis Smith Road Starlight, Indiana 47106
Purpose:	• To elect three directors, • Ratify the appointment of the independent auditors, and • To transact such other business as may properly come before the meeting
Record Date:	Close of business on March 14, 2008

It is desirable that as many stockholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please execute and return the enclosed proxy. You may revoke the proxy at any time before the authority therein is exercised.

By order of the Board of Directors,

Pamela P. Echols
Secretary

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card in the accompanying postage-paid envelope.

If you plan to attend the meeting, please note that registration will begin at 11:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.   Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

                        Table of Contents

Letter from President	1
Notice of Annual Meeting of Stockholders	2
Table of Contents	3
Voting Information	4
Proxy Solicitations	5
Annual Report	5
Multiple Stockholders Sharing the Same Address	5
Corporate Governance and Board Matters	6
Certain Relationships and Related Person Transactions	9
Stockholder Communications with the Board of Directors	9
Stockholder Proposals for 2009 Annual Meeting	10
Executive Compensation	10
Compensation Discussion and Analysis	10
Summary Compensation Table	15
Grants of Plan-Based Awards	17
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	17
Employment Agreements	17
Outstanding Equity Awards at Fiscal Year End	20
Pension Benefits	21
Potential Payments Upon Termination or Change in Control	21
Payments upon Termination of Employment Agreement	21
Severance Payment Table	22
Payments Upon “Change in Control”	22
Change in Control Compensation Table	24
Compensation Committee Report	25
Compensation Committee Interlocks and Insider Participation	26
Stock Ownership by Directors and Executive Officers	26
Report of the Audit Committee	27
Independent Registered Public Accounting Firm	28
Items To Be Voted On	29
Proposal No. 1 – Election of Directors	29
Information About Director Nominees	29
Information About Continuing Directors	30
Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm	31
Executive Officers Who Are Not Directors	31
Other Matters	32

Community Bank Shares of Indiana, Inc.
101 West Spring Street
New Albany, Indiana  47150
(812) 944-2224

Proxy Statement
Notice of Annual Stockholders’ Meeting to be held on May 20, 2008

We are sending you this proxy statement because the Board of Directors of Community Bank Shares of Indiana, Inc. is soliciting your proxy to vote your shares at our Annual Meeting of Stockholders to be held on May 20, 2008 and at any adjournments. This proxy statement and accompanying proxy is first being mailed on or about April 7, 2008 to stockholders of record as of the close of business on March 14, 2008.

As used in this proxy statement, the terms the “Company”, “we”, “us” and “our” refer to Community Bank Shares of Indiana, Inc., an Indiana corporation.

Voting Information

Who Can Vote.  Only stockholders of record at the close of business on March 14, 2008 will be entitled to vote at our Annual Meeting.  On March 14, 2008, there were 3,254,241 shares of Company Common Stock issued and outstanding, and we had no other class of equity securities outstanding.  Each share of Common Stock is entitled to one vote at the Annual Meeting on each matter properly presented at the meeting.  Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

Voting by Proxy.  Stockholders may vote at the Annual Meeting in person or by proxy.  You can vote your shares by proxy by voting on the Internet, the telephone, or by signing, dating and mailing the enclosed proxy card.  If you vote by Internet, telephone or by signing and returning the enclosed proxy card, your shares will be voted in accordance with the instructions you provide.  If you vote without providing contrary instructions, your proxy will be voted in the following manner:

•	for the nominees for director as described in this proxy statement;
•	for the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for 2008; and
•
for the transaction of such other business as may properly come before the Annual Meeting, in accordance with the judgment of the persons appointed as proxies.  At the time of this mailing management is not aware of any such other business.

If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

The proxies being solicited may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this proxy statement.  By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking a Proxy.  You may revoke or change your proxy at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation (Pamela P. Echols, Secretary, Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150); (ii) submitting to the Secretary a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and (after having given the Secretary notice of your intention to vote in person) voting your shares of our Common Stock in person.   If your shares are held through a broker, please contact the broker to revoke or change your proxy.

Quorum and Votes Required.  The presence in person or by proxy of at least a majority of the outstanding shares of our Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Directors are elected by a plurality of the votes cast at the Annual Meeting.  The three nominees receiving the most votes for director positions expiring in 2011 will be elected directors.  The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting.

Brokers holding shares of record for customers generally are not permitted to vote on certain matters unless they receive voting instructions from their customers.  When brokers do not receive voting instructions from their customers, they notify the Company on the proxy form that they lack voting authority.  The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”  Broker non-votes will not be counted as votes for or against a matter and will not be included in calculating the number of votes necessary for approval on those matters.  Broker non-votes will be counted to determine the presence of a quorum.  Shares represented by a proxy with instructions to abstain on a matter will be counted in determining whether a quorum is in attendance and in determining the number of shares present at the Annual Meeting.  An abstention is not the equivalent of a “no” vote on a proposition.

Proxy Solicitations

We will pay all of the expenses of this solicitation of proxies.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our Common Stock.  In addition to solicitations by mail, our Directors, officers, and employees may solicit proxies personally or by telephone without additional compensation.

Annual Report

Accompanying this proxy statement is a copy of our Annual Report to Stockholders for the year ended December 31, 2007, as well as a copy of our Annual Report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.   Such Annual Report and Form 10-K are not a part of the proxy solicitation materials.

Multiple Stockholders Sharing the Same Address

In December 2000, the SEC adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, one or more brokers with accountholders who are stockholders of the Company will be “householding” our proxy materials, and we are now also “householding” our proxy materials, as well as our Annual Report to Stockholders and Annual Report on Form 10-K.  A single Proxy Statement, as well as a single copy of our Annual Report to Stockholders and Annual Report on Form 10-K, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker, or us, that either of us will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement as well as a separate copy of our Annual Report to Stockholders and Annual Report on Form 10-K, please notify your broker or direct your written request to Community Bank Shares of Indiana, Inc., Attn: Pamela P. Echols, Corporate Secretary, P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150, or contact Ms. Echols at (812) 981-7373.  If your broker is not currently “householding” (i.e., you received multiple copies of our Proxy Statement as well as our Annual Report to Stockholders and Annual Report on Form 10-K), and you would like to request delivery of a single copy, you should contact your broker.

Corporate Governance and Board Matters

Corporate Governance Guidelines; Code of Ethics.  Ethical business conduct is a shared value of our Board of Directors, management and employees.  Our Code of Ethics applies to our Board as well as all employees and officers, including our principal executive officer, principal financial officer and principal accounting officer.

Our Code of Ethics covers all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business.  We encourage all employees, officers and Directors to promptly report any violations of the Code of Ethics to the appropriate persons identified in such Code of Ethics.  A copy of our Code of Ethics is available through the Investor Relations section (Governance Documents subsection) of our website at the following address:  www.yourcommunitybank.com.

The Audit Committee has established a toll-free hotline through which confidential complaints may be made by employees regarding:  illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest and dishonest or unethical conduct; disclosures in the Company’s SEC reports, bank regulatory filings and other public disclosures that are not full, fair, accurate, timely and understandable; violations of the Community Bank Shares of Indiana, Inc. and Affiliates Business Ethics Policy; and/or any other violations of laws, rules or regulations.  Complaints submitted through this process are presented to the Audit Committee upon receipt.

Board Structure and Committees.  Currently, there are 10 members of our Board of Directors:

Timothy T. Shea, Chairman                           Gary L. Libs, Vice Chairman
George M. Ballard                                           Norman E. “Ned” Pfau, Jr.
R. Wayne Estopinal                                        James D. Rickard
Gordon L. Huncilman                                     Kerry M. Stemler
Dale L. Orem                                                    Steven R. Stemler

Regular meetings of the Board of Directors of the Company are held on a monthly basis.  The Board of Directors held a total of 13 meetings during the year ended December 31, 2007. All of the directors attended at least 75% of all the meetings of our Board of Directors and the committees on which they served during the year ended December 31, 2007, except R. Wayne Estopinal, who attended 67%, and Steven Stemler, who attended 68%.  While not a policy, it is our practice that Directors attend the Annual Meeting of Stockholders.

Our Board of Directors has four standing committees:  the Executive Committee, the Audit Committee, the Compensation Committee and the Nominations Committee.

Members of Executive Committee	Functions of the Committee	Meetings in 2007
Timothy T. Shea, Chairman Gary L. Libs James D. Rickard Kerry M. Stemler	• Exercises powers of the Board of Directors between meetings of the full Board	22
Members of Audit Committee	Functions of the Committee	Meetings in 2007
Gordon L. Huncilman, Chairman George M. Ballard Gary L. Libs Timothy T. Shea Steven R. Stemler
• Serves as audit committee for us and for our subsidiary, Your Community Bank;
• Monitors the integrity of our financial reporting processes and the quality of our systems of internal controls regarding finance, accounting and legal compliance;
• Selects our independent auditor and determines such auditor’s compensation;
• Monitors the independence and performance of the independent auditor, management and the internal audit department;
• Pre-approves, if appropriate, all related party transactions;
• Monitors our compliance with legal and regulatory requirements; and
• Oversees the establishment and investigation of complaints regarding accounting, internal accounting controls or audit matters

		5
Members of Compensation Committee	Functions of the Committee	Meetings in 2007
Timothy T. Shea, Chairman Gary L. Libs	• Please refer to the sections in this proxy entitled “Executive Compensation - Compensation Discussion and Analysis” and “Executive Compensation - Compensation Committee Report”	5
Members of Nominations Committee	Functions of the Committee	Meetings in 2007
Timothy T. Shea, Chairman Gary L. Libs	• Recommends individuals to stand for election or re-election as directors; • Considers recommendations by our stockholders of potential nominees for election as directors; and • Makes recommendations to our board concerning the structure of our Board and corporate governance matters	1

Board and Committee Independence; Audit Committee Financial Expert. All Company directors apart from Messrs. K. Stemler and Rickard are “independent directors” as defined by the rules of NASDAQ.  Further, our Board of Directors has determined that each of the members of the Audit and Compensation Committees is independent as defined by the rules of NASDAQ for audit and compensation committee members.  Our Board of Directors has determined (in accordance with Securities and Exchange Commission Regulation S-K 407(d)) that Timothy T. Shea satisfies the qualifications of “financial expert” and Mr. Shea accordingly has been designated as the Audit Committee financial expert.

Executive Sessions of the Board.  Non-management Directors meet in executive sessions without management.  “Non-management” directors are all those who are not officers of the Company or a subsidiary and may include Directors who are not “independent directors” as determined under NASDAQ rules by virtue of a material relationship with the Company or a family relationship.  Executive sessions are led by a “Presiding Director” and are held at least twice annually in conjunction with regularly scheduled Board meetings.  Other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board.  Timothy T. Shea has been designated as the Presiding Director.

Consideration of Director Nominees.  The Nominations Committee will consider director candidates who have been identified by other Directors, officers or our stockholders but has no obligation to recommend such candidates for nomination.  The Nominations Committee will apply the same procedure for evaluating nominees for Director, regardless of the source of identification of such nominee, including whether or not the nominee was recommended by a stockholder, current Director, officer or other source.  The Nominations Committee does not have a charter.

For a stockholder to submit a candidate for consideration as a director at our 2009 Annual Meeting of Stockholders, a stockholder must notify our corporate secretary no later than December 8, 2008 (the date 120 days prior to the first anniversary of the date of the 2008 annual meeting proxy statement) and provide the following supporting information:

1.	The name and address of the candidate and the nominating stockholder;

2.
A comprehensive biography and resume of the candidate and an explanation of why the candidate is qualified to serve as a Director taking into account the criteria identified in our evaluation guidelines (see below);

3.
Proof of ownership, the class and number of shares, and the length of time that the shares of our Common Stock have been beneficially owned by the nominating stockholder (and the candidate if the candidate owns any of our voting securities);

4.	A resume of the nominating stockholder; and

5.	A letter signed by the candidate stating his or her willingness to serve if elected.

Notices and supporting information should be sent to:  Community Bank Shares of Indiana, Inc., P.O. Box 939, 101 West Spring Street, New Albany, Indiana 47150, Attn:  Corporate Secretary.

Neither the Board of Directors nor the Nominations Committee has adopted any specific, minimum qualifications that must be met by Nominations Committee-recommended nominees for the Board of Directors.  While the Nominations Committee looks at a variety of factors in evaluating nominees, it has not adopted any specific qualities or skills for a candidate it believes are necessary.  In determining what candidates it should nominate for election to the Board of Directors, the Nominations Committee considers the following:

1.	Merit, qualifications, performance, character and integrity and the Company’s business needs, as well as compliance with the Company’s anti-discrimination policies and federal, state and local laws;

2.
The composition of the entire Board, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the Board; the need for financial, business, financial industry, public company and other experience and expertise on the Board and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders;

3.	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties as director;

4.
Candidates shall be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole; and

5.	Any other criteria the Nominations Committee deems important.

Compensation of Directors.  The following table summarizes the compensation we paid to our directors in 2007.

Name	Fees Earned or Paid in Cash	Option Awards[1]	All Other Compensation		Total
George M. Ballard	$17,000	$2,000	-		$19,000
R. Wayne Estopinal	15,000	2,000	-		17,000
Gordon L. Huncilman	21,000	3,000	-		24,000
Gary L. Libs	39,000	3,000	-		42,000
Dale L. Orem	17,000	2,000	$38,400	[2]	57,400
Ned Pfau	6,000	1,000	-		7,000
Timothy T. Shea	41,000	3,000	-		44,000
Kerry M. Stemler	23,000	3,000	-		26,000
Steven R. Stemler	14,000	2,000	-		16,000
 ___

(1)  The amounts under this column represent the Financial Accounting Standards 123R expense relating to each director’s previously granted stock options which we recognized during 2007.  The options have a term of ten years, vest in their entirety three (3) years after the date granted (assuming the option recipient is still our director) and are exercisable at a strike price equal to 110% of the closing market price of a share of Common Stock on the grant date.  The grant date fair value of each stock option in 2005 was $2.50.  The aggregate number of stock options (vested and unvested) held by our directors as of December 31, 2007 was 30,500.

(2)   Mr. Orem received $38,400 in consulting fees from us in connection with a consulting agreement he has with us to provide services for us and our subsidiaries.

Each non-employee Director receives a fee of $750 for attending each Board meeting and a fee of $250 for attending each committee meeting.  Those Directors that are also members of the Your Community Bank board of directors receive $700 for attending each Bank board meeting and a fee of $250 for each committee meeting.  Messrs. Shea and Ballard are also members of the Nelson County Advisory Board, for which each receives a fee of $600 per meeting.  Our Chairman of the Board of Directors receives an additional fee of $1,000 per month and our Vice-Chairman of the Board of Directors receives an additional fee of $300 per month.  The Chairman of the Audit Committee receives $1,000 per meeting of that committee in addition to his $250 committee fee and $200 for each meeting with our Independent Registered Public Accounting Firm regarding the Company’s SEC filings on Forms 10-Q and 10-K.

Certain Relationships and Related Person Transactions

Family Relationships.  There are no “family relationships” between any Directors or executive officers or person nominated or chosen to become Director or executive officer.  “Family Relationship” means a relationship by blood, marriage or adoption not more remote than first cousin.

General Transactions.  From time to time in the ordinary course of business, we and our subsidiaries engage in transactions with or acquire goods or services from Directors and companies they control.  We intend that all transactions between us, our affiliates, and our executive officers, Directors, holders of 10% or more of the shares of any class of our Common Stock and affiliates thereof, will contain terms no less favorable to us than could have been obtained by us in arm’s-length negotiations with unaffiliated persons.  All transactions between us, our affiliates, and our executive officers, Directors, and their related interests are reviewed by the Audit Committee prior to the service being performed or the goods being purchased to insure that our aforesaid intention is satisfied.  All potential related party providers are identified and given an annual limit which is approved by the Audit Committee.  On a quarterly basis all expenditures to related parties are reviewed by the Audit Committee to assure limits are not exceeded and independence is not impaired.  It is the intent of the Board not to allow anyone a large enough limit to exceed the regulatory guidance.

Indebtedness of Management.  During 2007 some of our Directors and officers (and directors and officers of our subsidiaries Your Community Bank and Scott County State Bank) and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, Your Community Bank and Scott County State Bank. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features.

Stockholder Communications with the Board of Directors

We do not have a formal process for our stockholders to send communications to our Board of Directors.  As a community banking organization, the Board of Directors has not viewed it necessary to adopt a formal process; all Directors are open to receiving communications from stockholders.  Our Board of Directors welcomes communications from our stockholders.  Stockholders may communicate with any member of the Board of Directors, including the chairman of any committee, an entire committee, only independent Directors or all Directors as a group, by sending written communications to:

Corporate Secretary
Community Bank Shares of Indiana, Inc.
P.O. Box 939
101 West Spring Street
New Albany, Indiana 47150

A stockholder must include his or her name and address in any such written communication and indicate whether he or she is a Company stockholder.

The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Director or Directors.  Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee.  The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances to Directors, but will instead forward them to the appropriate department within the Company for resolution.  The Corporate Secretary will retain a copy of such communications for review by any Director upon his or her request.

Stockholder Proposals for 2009 Annual Meeting

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our principal executive offices, P.O. Box 939, 101 West Spring St., New Albany, Indiana 47150, Attn: Pamela P. Echols, Secretary, no later than December 8, 2008.  We urge that any such proposals be sent certified mail, return receipt requested.

If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you do not need to contact us in advance.  However, if you do not notify us on or before February 21, 2009 of any matter that you wish to present at next year’s annual meeting, then the stockholders’ proxies that we solicit in connection with our 2009 Annual Meeting of Shareholders will confer on the proxyholders’ discretionary authority to vote on the matter that you present at our 2009 Annual Meeting.

Executive Compensation

Compensation Discussion and Analysis

Introduction:  We are committed to providing the highest level of customer service while at the same time maximizing equity value for our stockholders.  We accordingly adhere strictly to the principle of employing and retaining exceptional people.  By employing and retaining exceptional people at both the Company level and at our subsidiaries, we seek to insure the satisfaction of our missions of customer service and equity value enhancement.

Compensation Philosophy:  While we are committed to hiring the best individuals at all levels of our institutions, in order for us to succeed in the banking industry it is particularly vital that exceptional people serve on our senior management team.  We view our senior management team as consisting of ten (10) individuals (including our “Named Executive Officers” in the “Summary Compensation Table” below and the other executive officers mentioned under “Executive Officers Who Are Not Directors” below).  Therefore, the compensation programs formulated by the Compensation Committee of our Board of Directors are designed to attract and retain the most capable executives while motivating these individuals to reach their highest level of achievement in order to enhance the value of the investment made in our Company by our stockholders.  As a result of these dual goals, a significant portion of the compensation packages for our senior management team is long-term and performance based.  The aims of such compensation arrangements are to (a) pay for performance which enhances stockholder values and (b) hold out the prospect of reasonable rewards for superior performance related to short- and long- term Company results.  While the Compensation Committee has the power to modify the compensation programs (and has exercised such power from time-to-time), the Company’s overall compensation philosophy has remained consistent with these objectives.

Elements of Compensation:  Total compensation for each member of our senior management consists of (a) currently paid compensation elements consisting of salary, bonus and minimal perquisites and (b) long-term elements which include three long-term compensation programs.  In addition, our Named Executive Officers are afforded what can be viewed as an additional component of long-term compensation through employment agreements which provide for change in control payments under certain circumstances.  Each element of our compensation arrangements is addressed separately below.

Our Compensation Committee does not rely on a formulaic approach in determining the allocation between the long-term and currently paid compensation elements of any executive’s compensation arrangement.  Nor is any mathematical rule applied in allocating between cash and non-cash compensation, or between different forms of non-cash compensation.  The Compensation Committee has, however, with respect to currently paid compensation been increasingly relying upon performance-driven bonus compensation as a percentage of the currently paid compensation for its Named Executive Officers.  Moreover, through implementation of the Company’s Performance Units Plan (as described below) over the past two years and the recent grant of restricted stock units (as described below) under our Stock Award Plan, the Compensation Committee has placed more emphasis upon the Company’s long-term compensation goals, including retention of key executives.

Currently Paid Compensation Elements

Base Salaries.  In setting base salaries, we do not adhere inflexibly to benchmarking or mathematical formulas.  With respect to the base salaries of our senior management team, our Compensation Committee reviews each executive’s base salary annually.  For annual base salary increases (particularly material ones), our Compensation Committee considers an executive’s increased level of experience, whether or not the executive’s responsibilities have increased over the past year or are in the process of being increased and the extent to which the executive has satisfied his performance goals for the prior year.

Bonuses.  The Compensation Committee uses bonuses as a performance-driven, short-term incentive for each member of our senior management team.  Our current senior management bonus plan prescribes for each executive an annual set of goals which includes Company-wide goals as well as goals tailored to the executive’s role with us.  Moreover, most of these goals are objective.  For example, while (consistent with the Company’s compensation philosophy of rewarding performance which enhances stockholder value) a prescribed Company net income goal is in nearly all cases included among the goals for each executive, the goals for our market presidents and chief credit executive include goals tied to loan production and yields, growth in non-interest income and deposits, and regulatory examination results.  Our compliance executives have goals focused upon the results of both safety and soundness examinations and compliance examinations as well as our loan quality.  In addition to objective goals like the above, our senior management team members will also be given more qualitative goals to strive for: human resource objectives for our human resources director and audit committee performance for our director of risk management, for example.  For each executive each goal is given both a weighting factor which determines the portion of any bonus attributable to the achievement of that goal (the weighting for net income ranging from 30% to 45%) and a specific bonus amount which will be granted the executive if the goal is realized.

Perquisites.  We provide minimal perquisites to our senior management team (including our Named Executive Officers).  There is no formula for how perquisites are utilized in the total compensation package; rather, such perquisites assist the Company in marginally augmenting total compensation.  For example, each Named Executive Officer has received a car allowance in recent years.  This car allowance is used as a salary supplement to help us arrive at overall currently paid compensation packages competitive with comparable financial institutions (though such car allowance is a cash payment that in no case exceeds $800 per month).  Please refer to “Summary Compensation Table” below which reflects base salary, bonus and perquisite compensation for each of our Named Executive Officers.

Long-Term Compensation Elements

Stock Award Plan.  Members of our senior management team are awarded stock options under the Company’s Stock Award Plan.  Our Compensation Committee views stock options as a retention tool by virtue of (a) the manner in which such options vest and (b) the “ownership mentality” fostered in option recipients.  These options are typically annually awarded in late spring or early summer following our Annual Stockholders’ Meeting; some options, however, are granted at the time of the initial employment of a senior manager or upon an increase in duties for a senior manager.  The options granted under our Stock Award Plan have terms of ten years, vest in their entirety three (3) years after the date granted (assuming the option recipient is still in our employ) and for our senior management team and directors, are exercisable at a strike price equal to, at the discretion of the Compensation Committee, 110% or 100% of the closing market price of a share of Common Stock on the grant date.  The ten percent strike price “premium” is viewed less as an incentive for performance but rather as recognition of the natural increase in the value of a share of Company Common Stock likely to occur over the long exercise period of the options.  Please refer to the tables entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year End” below which reflect stock option grants in 2007 and all year-end outstanding options held by each Named Executive Officer.

    Restricted Stock Units.  Based in part upon the analysis by Mercer, a human resource consulting firm, in the survey it provided to the Company in 2007 (see “Process for Determining Compensation” below), the Compensation Committee awarded restricted stock units to our senior management under the Company’s Stock Award Plan in January 2008.  In keeping with our compensation philosophy of (a) paying our executives for performance which enhances stockholder values and (b) providing our executives with the prospect of reasonable rewards for superior performance related to short- and long- term Company results, the Compensation Committee wanted to provide additional long-term compensation incentives in the form of restricted stock units.  It is our expectation that the 2008 restricted stock units awards will help us retain and attract the most capable executives while motivating these individuals to reach their highest level of achievement in order to enhance the value of the investment made in our Company by our stockholders.

Each 2008 restricted stock unit represents an unfunded contractual right of the executive to receive from us one (1) share of our Common Stock upon vesting.  The 2008 restricted stock units that were awarded will vest in their entirety three (3) years after the date granted (assuming the restricted stock unit recipient is still in our employ).

Performance Units Plan.  In 2005 and 2006, the Compensation Committee relied upon the Company’s Performance Units Plan as a long-term compensation tool to encourage the Company’s executives to help the Company meet specific long-term performance goals.  The Plan provides that the vesting and value of the awards under this plan are to be based on the Company’s performance over at least two but not more than four years.  Realized awards under the plan are to be paid in the form of a share (or partial share) of Company common stock (though the Compensation Committee may authorize cash payments in amounts sufficient to satisfy applicable tax withholding obligations).

Awards under our Performance Units Plan have been made in June of 2005 and in September of 2006. The realization of awards granted in 2005 occurred during the first fiscal quarter of 2007, while awards granted in 2006 will (if the relevant targets are satisfied) be realized in 2009.  While as described below the technical performance criteria used in the two sets of awards have differed, each is fundamentally driven by net income in keeping with the Company’s consistent philosophy of using long-term compensation as a tool of rewarding and retaining management for the enhancement of stockholder value.

•
Performance Units Awarded in 2005.  The Performance Units awarded in 2005 used as performance criteria the Company’s achieving a combination of (a) certain targeted compounded annual loan and deposit growth for the fiscal years 2004, 2005 and 2006 and (b) certain targeted return on total loans and deposits in 2006.  A grid was established reflecting different combinations of loan/deposit growth and return on loans and deposits which reflected that an award recipient would be entitled to one (1) share of Company common stock if the “targeted benchmarks” of compounded loan/deposit growth of 14.2% and return on loans and deposits of .42% were realized.  Variations in these two benchmarks under such grid would result in varying rewards of (a) a partial share of stock (though no shares would be realized if loan/deposit growth was less than 8% and the return on loans and deposits was less than .34%) if the targeted benchmarks were achieved or (b) more than one (1) share of stock if the targeted benchmarks were exceeded.

The Company’s compounded annual loan/deposit growth in 2004, 2005 and 2006 was 9.7%, and its return on loans and deposits in 2006 was .38%.  Accordingly, each performance unit awarded in 2005 resulted in the realization of one-half share of Company Common Stock.  On January 16, 2007, the Named Executive Officers were collectively awarded 5,200 shares of Company Common Stock and cash in the amount of $63,029 in exchange for their 2005 performance units grants.

•
Performance Units Awarded in 2006.  The performance criteria used in the 2006 awards under the Company Performance Units Plan are net income and average assets in order to arrive at a targeted return on average assets for fiscal year 2008.  The grid used in the 2006 awards reflects that an executive would receive the value of one (1) share of Company Common Stock if Company average assets in 2008 are $961,609,000 and net income is $7,700,000 (i.e. a return on average assets of .80%).  The grid presents variations in average assets and net income which would result in varying rewards of (a) a partial share of stock (though a minimum return on average assets of .65% must be achieved for any award to be realized under a 2006 performance units grant) or (b) more than one (1) share of stock if the Company’s performance exceeds the targeted return on average assets.  Please refer to footnote (2) under the Summary Compensation Table for the performance units awarded in 2006 to each Named Executive Officer.

Change in Control Payments Under Employment Agreements.  We believe employment agreements help us attract and retain exceptional executives.  Employment agreements protect both us and our executives by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  Accordingly, we have entered into an employment agreement with each of our Named Executive Officers, the details of which are described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

Each of the employment agreements with our Named Executive Officers contains provisions affording the named executive the possibility of a payment in the event of a change in control of the Company.  While a principal function of these provisions is to afford our Named Executive Officers the security necessary to encourage them to remain with the Company in the face of any pending change in control, we also view such payment opportunities as a part of the executive’s long-term compensation and hence important in attracting and retaining excellent executives.

Our President/Chief Executive Officer is entitled to a lump sum cash payment equal to three times his then current base salary following a change in control of the Company.  Our other Named Executive Officers may be entitled to receive a lump sum cash payment (equal to two times the average of the executive’s base salary, bonus and automobile allowance for the prior two years) in the event one of the following events occurs within the twenty-four (24) month period immediately following the date of a change in control:  (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within ninety (90) days following any “Employment Change.”  “Employment Change” shall include any of the following that is not agreed to by the executive occurring after a change in control:

•	Executive is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office;

•
Failure by the Company (or its successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the change in control;

•	Failure by the Company (or its successor) to make available to the executive new benefits made generally available to the executive officers of the Company (or its successor);

•
Failure by the Company (or its successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those the executive received or participated in as of the date of the change in control;

•
The taking of any action by the Company (or its successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him;

•	The assignment to the executive of duties and responsibilities other than those normally associated with his position; or

•	A material diminution or reduction in the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company (or its successor).

The distinction between our President/Chief Executive Officer, on the one hand, and our other Named Executive Officers, on the other, in the automatic nature of a change in control payment was arrived at by our Compensation Committee in an effort to balance competing aims.  On the one hand, it was determined that the recruitment and retention of a top-flight chief executive officer, as part of an overall effort to enhance institutional customer service and returns on stockholder equity, dictated a change in control payment not tied to events which might transpire after such change in control.  On the other hand, the change in control structure for the other Named Executive Officers was viewed as appropriate for both affording such officers some protection upon a change in control while at the same time avoiding the possibility of creating a significant financial impediment to any possible negotiation for the sale of the Company.

Process for Determining Compensation.  In determining the total compensation of our Named Executive Officers, the Compensation Committee plays the key role.  However, our Chief Executive Officer is involved in discussions and makes recommendations in determining the compensation (both base salaries and bonuses) of the other members of senior management.  The Compensation Committee takes these recommendations into serious consideration when making final decisions on compensation for those executives.  Compensation decisions regarding our Chief Executive Officer are made entirely by our Compensation Committee.

In terms of data used by the Compensation Committee in making compensation decisions, apart from general financial information respecting the Company, the Compensation Committee has made use of “tally sheets” in recent years that collect data reflecting an executive’s total compensation and performance achievements.  Moreover, in 2006 and again in 2007, we hired Mercer, a human resources consulting firm, to review industry surveys and to conduct a comparison of the compensation of executives with similar job responsibilities in similarly-sized financial institutions so that we could better analyze our current compensation packages for our executives.

      The Compensation Committee significantly relied upon the results of the Mercer survey for, among other things, granting the restricted stock units described above.  In its analysis of the compensation packages for our top four Named Executive Officers, Mercer examined the following group of banking companies, which were deemed to be peers of the Company based on their lines of business and asset size:  S. Y. Bancorp, Inc., Centerstate Banks of Florida, Inc., Dearborn Bancorp, Inc., Lincoln Bancorp/IN, Nexity Financial Corporation, Home Federal Bancorp/IN, Eastern Virginia Bankshares, Inc., Crescent Banking Company, Middleburg Financial Corporation, Crescent Financial Corporation, Commonwealth Bankshares, Inc. and C&F Financial Corporation.  Based upon the Mercer survey, the aggregate base salaries and the target total cash compensation for our senior management team fell below the competitive range of our peer group (although competitiveness varies by position).  The expected value of the aggregate long-term incentive compensation for our senior management team generally fell within the competitive range, with some variation depending upon the position within the Company.  However, the expected value of Mr. Rickard’s long-term compensation was below the competitive range.  The Mercer survey also described the types of long-term compensation used by our peer group, noting that almost one-half of our peer group members utilize restricted stock awards as a component of their long-term compensation.  Based upon all of this information, in January of 2008 the Compensation Committee decided to continue to grant performance units awards to its senior management team and replace, for the near term, the grant of stock options to our senior management team with the grant of restricted stock units.

Other Considerations in Determining Compensation.  Other considerations can factor into the Compensation Committee’s deliberations concerning executive compensation.  The amount of the benefits realized by executives under the Company’s Stock Award Plan and Performance Units Plan are based upon the performance of the Company and its stock price and could affect the level of future long-term compensation awards made by the Company.  In addition, the Compensation Committee is mindful of tax and accounting considerations when making long-term compensation decisions.  For example, the dictates of Financial Accounting Standards Board rules governing the expensing of options is a factor in requiring a three year period before the vesting of stock options and restricted stock units.  In addition, the FASB standards respecting the current expensing of anticipated realizations of performance units awards are taken into consideration by the Compensation Committee when determining performance unit grants.

Summary Compensation Table

The following table summarizes compensation information for our President/Chief Executive Officer and four of our other executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (4)	Total
James D. Rickard, President/Chief Executive Officer
	2007	$252,000	$42,000	$0	$7,000	$0	$19,532	$320,532
	2006	246,600	56,000	$39,200	6,300	$21,000	28,000	397,100

Paul A. Chrisco, Executive Vice President and Chief Financial Officer	2007	$122,000	$22,000	$0	$7,000	$0	$11,375	$162,375
	2006	118,100	32,600	$16,800	6,300	$9,000	19,300	202,100

Christopher L. Bottorff, Executive Vice President	2007	$134,000	$24,000	$0	$7,000	$0	$11,734	$174,734
	2006	130,300	17,200	$16,800	6,300	$9,000	19,700	199,300

Kevin J. Cecil, Executive Vice President	2007	$130,000	$25,000	$0	$7,000	$0	$11,615	$173,615
	2006	126,200	22,200	$16,800	6,300	$9,000	$12,100	192,600

Bill Wright, Executive Vice President, Treasurer, and Director of Planning	2007	$122,000	$19,000	$0	$10,000	$0	$11,361	$162,361

_______________________________

             (1)   2007 bonus amounts were earned in 2007 but paid in early 2008 and 2006 bonus amounts were earned in 2006 but paid in early 2007.  The bonuses that Mr. Rickard and Mr. Chrisco received in 2006 were higher than their bonuses in 2007 because the 2006 bonuses included an additional amount for the successful integration of the 2006 acquisition of The Scottsburg County State Bank and The Bancshares, Inc.

             (2)  Under our Performance Units Plan we granted performance units in 2005 and 2006 but did not grant any in 2007.  Upon the satisfaction of certain Company financial performance benchmarks (see “Compensation Discussion and Analysis – Elements of Compensation: Long-Term Compensation Elements (Performance Units Plan)” above), the participants in our Performance Units Plan could receive a share of Company common stock (or portion thereof) for each performance unit granted.  The performance units granted to the Named Executive Officers were as follows:  Mr. Rickard - 7,000 performance units granted in each of 2005 and 2006; and Messrs. Chrisco, Cecil, and Bottorff - 3,000 performance units granted to each in each of 2005 and 2006.

Vesting and Award of 2005 Performance Units.  Based on the Company’s financial performance in 2005 and 2006, the Company awarded 50% of the 2005 performance units grants to each of the participants as of  December 31, 2006, with 65% of the award paid in Company stock and 35% paid in cash.  The remaining 50% of the 2005 performance units terminated as of December 31, 2006.

The following table reflects the award of shares of our Common Stock and cash paid with respect to the Performance Units that were granted in 2005.

Name	Number of Performance Units Granted in 2005	Number of Shares of Stock Received in 2007*	Cash Received in 2007*
James D. Rickard, President/Chief Executive Officer	7,000	2,275	$ 27,575
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	3,000	975	$ 11,818
Kevin J. Cecil, Executive Vice President	3,000	975	$ 11,818
Christopher L. Bottorff, Executive Vice President	3,000	975	$ 11,818
Bill Wright, Executive Vice President, Treasurer, andDirector of Planning	0	0	$ 0

*     Shares of stock and cash paid in 2007 based upon performance criteria for fiscal years 2004, 2005 and 2006 (see “Compensation Discussion and Analysis – Elements of Long-Term Compensation Elements (Performance Units Plan)” above).

Vesting and Potential Award Value of 2006 Performance Units.  The 2006 performance units do not vest until December 31, 2008.  As of December 31, 2007, we estimated that the Company would not likely meet the financial performance goals established with respect to the 2006 performance units and accordingly 2006 grants have been afforded no value for purposes of the 2007 information in this table.  As of December 31, 2006, the values of the estimated awards for purposes of 2006 information were calculated based upon the known values of realized 2005 performance units awards as described above, and estimated values (estimated as of December 31, 2006) for the 2006 performance units based on the assumption that (i) each Named Executive Officer would in 2009 be entitled to receive the value of .41 of a share of Company Common Stock for each 2006 performance unit granted and (ii) such value would be paid 65% in the form of Company Common Stock and 35% in the form of cash (recognizing that, assuming the Company fails to meet certain minimum performance benchmarks, the Named Executive Officers may receive no compensation in connection with the 2006 performance unit awards).

          (3)   The amounts under this column represent the Financial Accounting Standards 123R expense relating to each Named Executive Officer's previously granted stock options which we recognized during 2007 and 2006, respectively.

(4) The amounts reflected in this column for the Named Executive Officers include (i) premiums paid for life insurance and (ii) the following perquisites and personal benefits of a car allowance:

	Mr. Rickard	Mr. Bottorff	Mr. Chrisco	Mr. Cecil	Mr. Wright
Car Allowance	$9,000	$7,200	$7,200	$7,200	$7,200
401 (k) Match	$7,820	$4,222	$3,863	$4,103	$3,854

          Grants of Plan-Based Awards

The following table summarizes the stock option grants our Named Executive Officers received in 2007 under the Company’s Stock Award Plan and the Company’s Performance Units Plan (which were the only awards made in 2007 under our long-term incentive plans):

Name	Grant Date	Grant Date Fair Value	All Other Option Awards:Number of Securities Underlying Options	Exercise or Base Priceof Option Awards($/Sh)(1)
James D. Rickard, President/Chief Executive Officer	6/26/2007	$ 12,000	5,000	$ 22.52
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	6/26/2007	$ 7,000	3,000	$ 22.52
Christopher L. Bottorff, Executive Vice President	6/26/2007	$ 7,000	3,000	$ 22.52
Kevin J. Cecil, Executive Vice President	6/26/2007	$ 7,000	3,000	$ 22.52
Bill Wright, Executive Vice President, Treasurer and Director of Planning	6/26/2007	$ 7,000	3,000	$ 22.52

_________________________________
           (1)  Includes a 10% premium over the closing market price of a share of Common Stock on the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We refer you to “Compensation Discussion and Analysis” above for a detailed discussion of the various components of compensation that our Named Executive Officers received in 2007.  Specifically, we refer you to the following sections:

•	“Stock Award Plan” for a discussion of the purpose and terms of the stock options;
•	“Performance Unit Plan” for a discussion of the purpose of the performance units;
•
“Performance Units Awarded in 2005” for a discussion of the performance criteria and vesting results regarding the performance unit awards that were granted in 2005 and realized as of the end of 2006; and

•	“Performance Units Awarded in 2006” for a discussion regarding the performance criteria and vesting schedule for the performance units that were awarded in 2006.

Employment Agreements

As discussed in “Compensation Discussion and Analysis” above, we believe employment agreements help us attract and retain exceptional Named Executive Officers.  Employment agreements protect both us and our Named Executive Officers by clarifying in advance each party’s expectations and rights regarding responsibilities, compensation, circumstances for termination and (importantly for long-term compensation purposes) protection in the event of a change in control of the Company.  Accordingly, we have entered into an employment agreement with each of our Named Executive Officers, the details of which are described below.

James D. Rickard Employment Agreement.  The Company has an employment agreement, dated July 26, 2000, as amended in November 2006 with James D. Rickard pursuant to which he is employed as our President and Chief Executive Officer.  The employment agreement had an initial term of two years, and has been extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Mr. Rickard’s salary for 2007 was $252,000.  In addition, during the term of the agreement, we are required to obtain and maintain term life insurance for Mr. Rickard with a death benefit of a least two (2) times Mr. Rickard’s base salary, up to a maximum benefit of $500,000, with such beneficiary as may be determined by Mr. Rickard.

Paul A. Chrisco Employment Agreement. We have an employment agreement with Paul A. Chrisco, Chief Financial Officer of the Company.  Mr. Chrisco’s salary for 2007 was $122,000.  Mr. Chrisco’s employment agreement was executed on July 3, 2003 and amended in November of 2006. The employment agreement had an initial term of two years, and has been extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Christopher L. Bottorff Employment Agreement.  We have an employment agreement with Christopher Bottorff, President of Your Community Bank’s Kentucky Market Banking Division and Executive Vice-President of the Company.  Mr. Bottorff’s salary for 2007 was $134,000.  Mr. Bottorff’s employment agreement was executed August 28, 2002 and amended in November 2006. The employment agreement had an initial term of two years, and has been extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Kevin J. Cecil Employment Agreement. We have an employment agreement with Kevin J. Cecil, President of Your Community Bank’s Indiana Market Banking Division and Executive Vice-President of the Company.  Mr. Cecil’s salary for 2007 was $130,000.  Mr. Cecil’s employment agreement was executed on August 22, 2003 and amended in November of 2006. The employment agreement had an initial term of two years, and has been extended each year for an additional year on each annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

       Bill Wright Employment Agreement.  We have an employment agreement with Bill Wright, Executive Vice President, Treasurer, and Director of Planning of the Company.  Mr. Wright’s salary for 2007 was $122,000.  Mr. Wright’s employment agreement was executed on December 18, 2006. The employment agreement has an initial term of two years, and has been extended for an additional year on the last annual anniversary of the date of the employment agreement so that at any time the remaining term of the agreement will be from one to two years, unless either party shall notify the other of its intention to stop such extensions.

Employment Agreement Provisions Applicable to each of Messrs. Rickard, Chrisco, Cecil, Bottorff  and Wright.   During the term of their respective employment agreements, Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright are each entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, including life, medical, dental and disability insurance coverage, to the extent commensurate with their then duties and responsibilities, as fixed by the Board of Directors.  During the term of the employment agreement for Mr. Rickard, we must also provide Mr. Rickard with additional coverage for supplemental long term disability insurance.  During the term of each other employment agreement, we must also provide each of Messrs. Chrisco, Cecil, Bottorff and Wright with additional coverage for supplemental long term disability insurance to the extent that such coverage is then provided as a benefit to other employees.

We have the right, at any time upon prior notice of termination, to terminate each of Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright’s employment for any reason, including, without limitation, termination for cause, disability or retirement, and each of Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright has the right, upon prior notice of termination, to terminate his employment for any reason.

Our employment agreements with each of Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright contain the following covenants from these executives which will apply if such executive is terminated or leaves the Company for any reason other than in the event of a “Change in Control”:

•	Covenant Not To Compete: a provision prohibiting such executive from competing with the Company within 75 miles of the Company’s main office;
•
Covenant Not To Solicit Business:  a provision prohibiting such executive from interfering with or soliciting on behalf of another or attempting to entice away from the Company any project, loan, arrangement, agreement, financing or customer of the Company or any a contract, agreement or arrangement that the Company is actively negotiating with any other party, or any prospective business opportunity that the Company has identified; and

•	Covenant Not to Solicit Employees: a provision prohibiting such executive for himself or on behalf of another from hiring or attempting to hire any employee of the Company.

Please refer to “Payments upon Termination of Employment Agreement” and “Payments upon Change in Control” below for the definition of “Change in Control” as well as a discussion of the compensation Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright each could receive upon termination of their employment agreements in certain situations and upon a Change in Control.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the unexercised stock option and unrealized performance unit awards for each of our Named Executive Officers as of December 31, 2007:

Name	Grant Date	Number of Securities Underlying Unexercised Options That Were Exercisable at Year End	Number of Securities Underlying Unexercised Options That Were Not Exercisable at Year End	Option Exercise Price(4)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
James D. Rickard, President/Chief Executive Officer	8/15/2000	13,200		$12.27	8/15/2010
	8/28/2001	4,400		$14.09	8/28/2011
	1/16/2004	2,200		$20.23	1/16/2014
	6/16/2005 (1)		2,500	$24.76	6/16/2015
	7/26/2006 (2)		3,000	$24.09	7/26/2016
	9/26/2006 (3) 6/26/2007(6)		5,000	$22.52	6/26/2017	7,000	$ 0
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	7/28/1998	2,200		$19.09	7/28/2008
	8/15/2000	3,300		$12.27	8/15/2010
	8/28/2001	4,400		$14.09	8/28/2011
	1/16/2004	2,200		$20.23	1/16/2014
	6/16/2005 (1)		2,500	$24.76	6/16/2015
	7/26/2006 (2)		3,000	$24.09	7/26/2016
	9/26/2006 (3) 6/26/2007(6)		3,000	$22.52	6/26/2017	3,000	$ 0

Christopher L. Bottorff, Executive Vice President	8/28/2002	4,400		$14.64	8/28/2012
	1/16/2004	2,200		$20.23	1/16/2014
	6/16/2005 (1)		2,500	$24.76	6/16/2015
	7/26/2006 (2)		3,000	$24.09	7/26/2016
	9/26/2006 (3) 6/26/2007(6)		3,000	$22.52	6/26/2017	3,000	$ 0

Kevin J. Cecil Executive Vice President	8/28/2001	4,400		$14.09	8/28/2011
	1/16/2004 6/16/2005(1) 7/26/2006(2)	2,200	2,500 3,000	$20.23 $24.76 $24.09	1/16/2014 6/16/2015 7/26/2016
	9/26/2006(3) 6/26/2007(6)		3,000	$22.52	6/26/2017	3,000	$ 0

Bill Wright, Executive Vice President, Treasurer, and Director of Planning	3/28/2006 7/26/2006(2)		2,000 2,000	$22.32 $21.90	10/18/2016 7/26/2016
	9/26/2006(3)					2,500	$ 0
	11/02/2006		3,000	$22.22	11/02/2016
	6/26/2007(6)		3,000	$22.52	6/26/2017
_________________________________
(

(1)	Vesting date is June 16, 2008.
(2)	Vesting date is July 26, 2009.
(3)	Vesting date is December 31, 2008 provided performance criteria are met.
(4)
The option exercise price of the stock options granted on June 16, 2005, July 26, 2006 and June 26, 2007 each include a 10% premium over the closing market price of a share of Common Stock on the relevant grant date.

(5)	Reflects the estimated possible payouts based upon the target performance benchmark estimated as of December 31, 2007, as described in footnote (2) to “Summary Compensation Table” above.
(6)	Vesting date is June 26, 2010.

Pension Benefits

The Company previously made available benefits under a defined benefit non-contributory pension plan to all employees of the Company and its affiliates who had attained the age of 21 and completed one year of service with the Company or one of its affiliates.  The plan was frozen effective August 31, 1997 and it was terminated for purposes of prospective eligibility.  None of the Named Executive Officers are participants in this plan.

Potential Payments upon Termination of Employment Agreement or Change in Control.

Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright are entitled to receive certain termination payments and Change in Control payments pursuant to the terms of their employment agreements.  We do not have a Company severance policy.

Payments upon Termination of Employment Agreement

Each of Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright will be entitled to the following severance benefits under his employment agreement if, prior to a Change in Control of the Company, we terminate his employment agreement without cause, or he terminates his employment because we have materially breached the employment agreement and failed to cure the material breach within fifteen (15) days after we have received written notice of the breach:

•
In equal monthly installments beginning with the first business day of the month following the date of termination, a cash severance amount equal to the Base Salary which such executive would have earned over the remaining term of his agreement as of his date of termination; provided, however, the first six (6) months of compensation payments will be deferred to the seventh month in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and corresponding regulations and guidance (collectively, the “Code”) if the executive meets the definition of a “specified employee” under Section 409A of the Code; and

•
Continued participation in our group insurance, life insurance, health and accident and disability plans in which such executive was entitled to participate in immediately prior to the date of termination.   Should such executive be prohibited from participating by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees, we will be required to arrange to provide such executive with benefits substantially similar to those which he would have received had his employment continued throughout such period to the extent such benefits can be provided at a commercially reasonable cost; otherwise we must pay such executive that portion of the premiums or other costs of such plans allocable to such executive in the year prior to the date of termination for the expiration of the remaining term of his employment contract or the date of his full-time employment by another employer.

Severance Payment Table

The following table summarizes the severance payments of base salary and the estimated cost to the Company of personal benefits that Messrs. Rickard, Chrisco, Cecil, Bottorff and Wright would each receive assuming his employment agreement was terminated as of December 31, 2007.

Name	Yearly Base Salary as of 12/31/07	Monthly Base Salary	Cost of Monthly Personal Benefits [1]	Termination Date of Employment Agreement as of 12/31/07	Number of Monthly Payments of Base Salary Due Upon Termination	Total Payment
JamesD.Rickard, President/Chief Executive Officer	$ 252,000	$ 21,000	$ 936	July 25, 2009	19	$ 416,784
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	$ 122,000	$ 10,167	$ 736	July 3, 2009	19	$ 207,157
Christopher L. Bottorff, Executive Vice President	$ 134,000	$ 11,167	$ 736	August 28, 2009	20	$ 238,060
Kevin J. Cecil, Executive Vice President	$ 130,000	$ 10,833	*	August 22, 2009	20	$ 217,760
Bill Wright, Executive VicePresident, Treasurer, and Director of Planning	$ 122,000	$ 10,167	$ 736	December 18, 2009	24	$ 261,672

(1)
The amounts reflected in this column for the Named executive Officers include (i) premiums paid for long-term disability insurance and (ii) the following benefits that Messrs. Rickard, Chrisco, Bottorff and Wright would receive upon termination:

	Rickard	Chrisco	Bottorff	Wright
Annual Cost of Health Insurance	$8,181	$8,181	$8,181	$8,181
Annual Cost of Life Insurance	$2,712	**	**	**
** Amount is less than 10% of total personal benefits that would be received upon termination.

*   Benefits were less than $10,000.

Payments Upon “Change in Control”

Definition of “Change in Control”.   In November 2006, the definition of “Change in Control” of the Company was amended in each of the employment agreements Messrs. Rickard, Chrisco, Bottorff and Cecil.  A “Change in Control” is currently defined in each of these employment agreements (and in Mr. Wright’s employment agreement as well) to correspond with the definition of “a change in the ownership or effective control of the [Company], or in the ownership of a substantial portion of the assets of the [Company]” as defined in Section 409A of the Code and corresponding regulations.

Mr. Rickard.  If a Change in Control occurs, we must pay or provide Mr. Rickard the following:

•
a lump sum payment in an amount equal to three (3) times his Base Salary then in effect; provided, however, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if Mr. Rickard meets the definition of a “specified employee” under Section 409A of the Code; and

•
at no cost to Mr. Rickard, continued participation in our group insurance, life insurance, health and accident and disability plans in which Mr. Rickard was entitled to participate immediately prior to the Change in Control for a period ending on the earlier of thirty-six (36) months from the date of such Change in Control or the date Mr. Rickard is employed by another employer on a full-time basis and under such new employment is entitled to substantially the same benefits.  If during this period Mr. Rickard’s continued participation is prohibited by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or agreement is discontinued or the benefits thereunder are materially reduced for all employees, we will be required to make other arrangements for him or, if that cannot be done at a commercially reasonable cost, to pay him that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination.

If any such payment or benefits due Mr. Rickard under the employment agreement upon a Change in Control, either alone or together with such other payments and benefits that he is entitled to receive, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits upon a Change in Control provided under the employment agreement shall be reduced, in the manner determined by Mr. Rickard, by an amount, if any, which is necessary so that no portion of the payments and benefits under the employment agreement shall be non-deductible by us under Section 280G of the Code and subject to excise tax under Section 4999 of the Code.  The employment agreement contains procedures on how the determination will be made as to whether such payments and benefits would result in such consequences under Sections 280G and 4999 of the Code as well as how disputes between us and Mr. Rickard regarding such determination shall be resolved.

Messrs. Chrisco, Bottorff, Cecil and Wright.  Prior to the amendments of the employment agreements in November of 2006, Messrs. Bottorff, Cecil and Chrisco were each entitled to a lump sum cash payment and other benefits (the “Change in Control Compensation”) following a “Change in Control” of the Company.  These executives and Mr. Wright  now are only entitled to receive the Change in Control Compensation if one of the following events occurs within the twenty-four (24) month period immediately following the date of a Change in Control: (i) the executive’s employment with the Company is terminated without cause or (ii) the executive resigns his employment with the Company within ninety (90) days following any “Employment Change.”  “Employment Change” shall include any of the following that occurs following a Change in Control and not agreed to by the executive:

•	executive is required to move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office;
•
failure by the Company (or its successor) to afford the executive annual increases in the executive’s compensation commensurate with the average increases in compensation received by the executive for the three years preceding the “Change in Control”;

•	failure by the Company (or its successor) to make available to the executive new benefits made generally available to the executive officers of the Company (or its successor);
•
failure by the Company (or its successor) to continue to provide the executive with substantially similar compensation, benefits and participation in employee benefit plans similar to those executive received or participated in as of the date of the “Change in Control”;

•
the taking of any action by the Company (or its successor) which would directly or indirectly reduce any such compensation or benefits or deprive the executive of any material fringe benefit enjoyed by him; or

•	the assignment to executive of duties and responsibilities other than those normally associated with his position.

If an executive is entitled to receive the Change in Control Compensation because the “Employment Change” conditions described above were met, then the Company will be required to pay or provide such executive the following:

•
a lump sum payment in an amount equal to two (2) times each of (i) such executive’s Base Salary, (ii) his average yearly automobile allowance paid during the prior two (2) years, and (iii) his average yearly bonus compensation paid during the prior two (2) years, which amount shall be calculated as of the date of the Change of Control; provided, however, the lump sum payment will be deferred until the first business day of the seventh month following the date of the Change in Control of the Company in accordance with Section 409A of the Code if the executive meets the definition of a “specified employee” under Section 409A of the Code; and

•
provide, at not cost to the executive, continued participation in all group insurance, life insurance, health and accident, and disability plans in which such executive was entitled to participate immediately prior to the Change in Control for a period ending on the earlier of twenty-four (24) months from the date of such Change in Control or until the date such executive is employed by another employer on a full time basis and under such new employment is entitled to substantially the same benefits.  If during this period such executive’s continued participation is prohibited by the terms of any such plan or by us for legal or other bona fide reasons, or during such period any such plan, program or arrangement is discontinued or benefits are materially reduced for all employees, we will be required to make other arrangements for him or, if that cannot be done at a commercially reasonable cost, to pay him that portion of the premiums or other costs of such plans allocable to him in the year prior to his termination.

If the payments and benefits described above due such executive under his employment agreement upon a Change in Control, either alone or together with other payments and benefits which he has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Code, they will be reduced in the manner determined by him and by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under the employment agreement being non-deductible by us pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  The employment agreements contain procedures on how the determination will be made as to whether such payments and benefits would result in consequences under sections 280G and 4999 of the Code as well as how disputes between us and such executive regarding such determination will be resolved.

Change in Control Compensation Table

The following table summarizes the Change in Control Compensation that Messrs. Rickard, Chrisco, Bottorff, Cecil and Wright would each receive assuming each was entitled to receive such payment and assuming the Change in Control occurred as of December 31, 2007:

Name	Yearly Base Salary as of 12/31/07	Cost of Multiple of Base Salary to be Provided by the Company(1)	Cost of Personal Benefits to Company(2)(3)	Average Car Allowance for Past 2 Years	Average of Yearly Bonus Paid for 2006 and 2007	Total Payment
James D. Rickard, President/Chief Executive Officer	$ 252,000	$ 756,000	$ 33,708	$ 9,000	$ 49,000	$ 847,708
Paul A. Chrisco, Executive Vice President and Chief Financial Officer	$ 122,000	$ 244,000	$ 17,672	$ 7,200	$ 27,300	$ 296,172
Christopher L. Bottorff, Executive Vice President	$ 134,000	$ 268,000	$ 17,672	$ 7,200	$ 20,600	$ 313,472
Kevin J. Cecil, Executive Vice President	$ 130,000	$ 260,000	*	$ 7,200	$ 23,600	$ 290,800
Bill Wright, Executive Vice President, Treasurer, and Director of Planning	$ 122,000	$ 244,000	$ 17,672	$ 7,200	$ 19,000	$ 287,872

___________________________
(1)	Three times yearly base salary for Mr. Rickard and two times the yearly base salary for Messrs. Chrisco, Bottorff, Cecil and Wright.
(2)	Cost of personal benefits to Company for thirty-six (36) months for Mr. Rickard and twenty-four (24) months for Messrs. Chrisco, Bottorff, Cecil and Wright.
(3)
The amounts reflected in this column for the Named executive Officers include (i) premiums paid for long-term disability insurance and (ii) the following benefits that Messrs. Rickard, Chrisco, Bottorff and Wright would receive upon a Change in Control:

	Rickard	Chrisco	Bottorff	Wright
Annual Cost of Health Insurance	$8,181	$8,181	$8,181	$8,181
Annual Cost of Life Insurance	$2,712	**	**	**
** Amount is less than 10% of total personal benefits that would be received upon a Change in Control.

*      Benefits were less than $10,000.

Compensation Committee Report

The Compensation Committee of our Board of Directors has furnished the following report:

The Compensation Committee determines the total compensation of the Company’s President/Chief Executive Officer.  With input from the Company’s President/Chief Executive Officer, the Compensation Committee also determines the total short-term and long-term compensation of the Directors and other executive officers of the Company.  The Compensation Committee does not have the power to delegate its authority.  The Compensation Committee does not have a charter.

To determine the compensation for the President/Chief Executive Officer, other executive officers and Directors, the Compensation Committee reviews the following items, if applicable:

•	the individual’s current total compensation package;
•	the Company’s financial performance;
•	how well the individual met the performance goals the Compensation Committee previously established for the individual;
•	the importance of the individual to the Company’s financial performance;
•
industry surveys and other information regarding compensation paid to executives and directors performing similar duties for financial institutions in the Company’s market area or financial institutions of a size comparable to the Company wherever located; and

•	the size of the Company and the complexity of its operations.

The Compensation Committee periodically reviews each component of the Company’s executive compensation program to ensure that pay levels and incentive opportunities are competitive and that incentive opportunities are linked to Company performance targets such as income, expenses, asset quality, operating margins, return on assets and return on equity.  The Compensation Committee places significant weight on the recommendations of our President/Chief Executive Officer, as well as economic conditions and peer group compensation surveys, to provide additional information to support the compensation planning process.  In particular, the Company engaged Mercer Human Resource Consulting in 2007 to gather market compensation data for certain executive positions.  The Company requested Mercer to benchmark the Company’s executives’ compensation using data only from nationally published survey sources and public findings. The Compensation Committee considered the results of the report by Mercer in evaluating the Company’s compensation programs for certain executive officers, including the Named Executive Officers.

Please refer to “Compensation Discussion and Analysis” above for a more thorough discussion of the Company’s philosophy and procedures. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based on the Compensation Committee’s review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2008 Annual Stockholder’s Meeting.

                                                              COMPENSATION COMMITTEE

                                                         Timothy T. Shea, Chairman        Gary L. Libs

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee received fees (other than board and committee fees) totaling $100,000 or more during 2007.

In addition, Directors of the Company, including the members of the Compensation Committee (Timothy T. Shea and Gary L. Libs), have loans from Your Community Bank that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or presented other unfavorable features.

Stock Ownership by Directors and Executive Officers

The following table shows, as of March 14, 2008, the amount of our Common Stock that is beneficially owned by the members of our Board of Directors and our Named Executive Officers and by all of our Directors and executive officers as a group.

Name of Beneficial Owner	Shares[1,2]	Shares Acquirable	Percent
		Within 60 Days[2]	of Class[2]
George M. Ballard	10,001(3)	0	*
R. Wayne Estopinal	8,362(4)	0	*
Gordon L. Huncilman	5,458(5)	0	*
Gary L. Libs	105,189(6)	0	3.15%
Dale L. Orem	3,759(7)	0	*
Norman E. "Ned" Pfau	10,000	0
James D. Rickard	5,864(8)	19,800	*
Timothy T. Shea	106,866(9)	0	3.20%
Kerry M. Stemler	53,096(10)	0	1.59%
Steven R. Stemler	4,192(11)	0	*
Christopher Bottorff	2,961(12)	6,600	*
Kevin Cecil	3,473(13)	6,600	*
Paul A. Chrisco	2,717(14)	12,100	*
Bill Wright	0	0	*

Total of all Directors and
Executive Officers as a
Group	339,568	81,730	12.63%

(1)	All entries based on information provided to the Company by its Directors and executive officers.

(2)
For purposes of this table, a person is considered to beneficially own shares of Common Stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 14, 2008.   Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted.  A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

Shares of Common Stock attributed to a named person by virtue of options exercisable currently or within sixty days are deemed outstanding for purposes of computing the percentage of outstanding shares of Common Stock owned by such persons (and for all Directors and executive officers as a group) but are not deemed outstanding for purposes of computing the percentage of any other person.

An asterisk indicates that the subject person holds less than 1% of the outstanding shares of Common Stock.

(3)	Includes 2,290 shares held in Mr. Ballard’s IRA.

(4)	All of such shares are owned jointly by Mr. Estopinal and his spouse.

(5)	Includes 2,798 shares held in Mr. Huncilman’s IRA and 2,660 shares held in his spouse’s IRA.

(6)	Includes 23,794 shares owned jointly by Mr. Libs and his spouse.

(7)	Includes 1,760 shares owned jointly by Mr. Orem and his spouse, and 1,998 shares held in Mr. Orem’s IRA.

(8)	Includes 1,579 shares held in Mr. Rickard’s IRA and 330 shares owned jointly by Mr. Rickard and his spouse.

(9)
Includes 16,061 shares owned jointly by Mr. Shea and his spouse, 691 shares held in his spouse’s IRA and 41,022 shares held in the C. Thomas Young Family Trust, of which Mr. Shea serves as a co-trustee.

(10)
Includes 39,589 shares owned jointly by Mr. Kerry M. Stemler and his spouse, 333 shares owned by Mr. Stemler’s daughter, 8,775 shares held in Mr. Stemler’s IRA and 3,648 shares held in his spouse's IRA.

(11)	All of such shares are owned jointly by Mr. Steven R. Stemler and his spouse.

(12)	Includes 336 shares held in Mr. Bottorff’s IRA, 1100 shares owned jointly by Mr. Bottorff and his spouse and 110 shares held by his spouse.

(13)	Includes 1935 shares owned jointly by Mr. Cecil and his spouse and 527 shares held in Mr. Cecil’s IRA.

(14)	Includes 1,295 shares held in Mr. Chrisco’s IRA and 415 shares owned jointly by Mr. Chrisco and his spouse.

Report of the Audit Committee

The Audit Committee of the Board of Directors has furnished the following report:

The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board.  A copy of our Audit Committee Charter is available through the Investor Relations section (Corporate Governance subsection) of our website at the following address:  www.yourcommunitybank.com.  The Audit Committee will review and reassess the Charter annually and recommend any changes to the Board for approval.

Management is responsible for the preparation of the Company’s financial statements.  The independent registered public accounting firm is responsible for the audit of the financial statements.  The Audit Committee is responsible for overseeing the Company’s overall financial reporting process.  In fulfilling its responsibilities for the financial statements for fiscal year 2007, the Audit Committee:

•
Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2007 with management and Crowe Chizek and Company LLC, the Company’s independent registered public accounting firm at the time of the audit;

•	Discussed with Crowe Chizek and Company LLC the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct, scope and results of the audit; and

•	Received written disclosures and the letter from Crowe Chizek and Company LLC regarding its independence as required by Independence Standards Board Standard No. 1.

The Audit Committee discussed with Crowe Chizek and Company LLC such firm’s independence.  The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Audit Committee discussed with the independent auditors their audit plans, audit scope and identification of audit risks.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

                 Gordon L. Huncilman, Chairman                        Gary L. Libs                         Steven R. Stemler
                                                                         George M. Ballard                                                Timothy T. Shea

Independent Registered Public Accounting Firm

Preapproval Policies and Procedures.  The Audit Committee is responsible for appointing, setting compensation for and overseeing the work performed by the Company’s independent registered public accounting firm.  The Audit Committee has adopted policies regarding the use of the independent registered public accounting firm for permissible non-audit services.  A copy of these policies is available through the Investor Relations section of our website at the following address:  www.yourcommunitybank.com.  In accordance with that policy, the committee annually preapproves a list of specific services and categories of services, including audit, audit-related and non-audit services described below, for the upcoming or current fiscal year, subject to specified cost levels.  Preapproval may be granted by action of the full Audit Committee or by the Audit Committee Chairman under delegated authority.  Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee or the Audit Committee Chairman.  None of those services required use of the de minimis exception to preapproval contained in the SEC’s rules.

Fees and Related Disclosures for Accounting Services.  The aggregate fees we incurred for professional services rendered by Crowe Chizek and Company LLC were as follows:

Audit Fees – The aggregate fees incurred for professional services rendered by Crowe Chizek and Company LLC for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2007 and 2006, the review of the interim consolidated financial statements included in the quarterly reports for 2007 and 2006, review of registration statements and providing related consents in 2006 were $121,150 and $177,125, respectively.

Audit-Related Fees – The aggregate fees incurred for professional services rendered for various accounting matters provided by Crowe Chizek and Company LLC for the fiscal years ending December 31, 2007 and 2006 were $3,020 and $450, respectively.

Tax Fees - The aggregate fees incurred for professional services rendered for tax related services by Crowe Chizek and Company LLC for the fiscal years ending December 31, 2007 and 2006 were $48,226  and $39,050, respectively.  Services for both periods related to tax return preparation, assistance with taxing authority examinations, various tax consultations and tax credit opportunities.

All Other Fees - The aggregate fees incurred for services rendered by Crowe Chizek and Company LLC to the Company, other than the services described above, were $4,625 for 2007 and $18,500 for 2006.  The services rendered for both years are related to automated work papers software.

All services provided by Crowe Chizek and Company LLC in 2007 and 2006 were approved by the Audit Committee.  All fees were approved in accordance with the preapproval policy.  The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.

Items To Be Voted On

Proposal No. 1 – Election of Directors

Our Articles of Incorporation provide for a classified Board of Directors.  The Board of Directors is divided into three classes which are as equal in number as possible.  The directors in each class serve for a term of three years, and one class is elected annually. At the Annual Meeting, you will be asked to elect three directors for a term to expire at the Annual Meeting of Stockholders to be held in 2011.  Any vacancies that occur after the directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

George M. Ballard, Norman E. “Ned” Pfau, Jr., and James D. Rickard are currently serving as directors in the class of directors whose terms expire at the Annual Meeting.  Our Board has nominated each of Messrs. Ballard, Pfau, and Rickard to serve a 3-year term, until our 2011 annual stockholders' meeting (or until their successors have been elected and qualified).

Each of the nominees has agreed to serve as a director if elected.  Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of these nominees.  If any of them should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.  At this time, the Board of Directors knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Information About Director Nominees

The following biographies show the age and principal occupations during the past five years of each of the nominees for director and each director whose term continues beyond the Annual Meeting.  The biographies also show tenure as a director of our subsidiaries, including Your Community Bank.  Ages are shown as of March 14, 2008.

Name	Age	Nominees for Three-Year Terms Ending in 2011 Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director

George M. Ballard	60
Director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board.  Vice-President and partial owner of TEBCO, Inc., a farming and real estate partnership, since 1971.  President and partial owner of Ballard Brothers, Inc., a farming and real estate partnership, since 1998. President and partial owner of Culpepper VII, LLC, a farming and real estate partnership, since April, 2002. Vice President, Treasurer and partial owner of Tom Ballard Co., LLC, a farming and real estate partnership. Member of the Bellarmine University Alumni Board since 1998.

			2001
Norman E. “Ned” Pfau, Jr.	64	Director of the Company since 2007. President and CEO of Geo. Pfau’s Sons Co., a worldwide leader in processing and manufacturing of specialty fats and oils, headquartered in Jeffersonville, Indiana, since 1965.	2007
James D. Rickard	54	Director, President and Chief Executive Officer of the Company since 2000. Director of Your Community Bank since 2000. Director of Community Bank of Kentucky, Inc. from 2000 until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board.	2000

The Board of Directors recommends that you vote FOR the election of each of the nominees for Director for a term expiring in 2011.

Information About Continuing Directors
Members of the Board of Directors Continuing in Office

Name	Age	Directors Whose Terms Expire in 2009 Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director
Gordon L. Huncilman	51	Director of Your Community Bank since 1994. Part owner of Bert R. Huncilman & Son, Inc., a manufacturing company in New Albany, Indiana, since 1978. President and CEO, and part owner of Huncilman Enterprises, a real estate partnership, and Huncilman, Inc. and Gizmow, Inc., both assembly firms, all of which are located in New Albany, Indiana. Partner in Huncilman Commercial Properties in New Albany, Indiana.	1997
Timothy T. Shea	64	Director of Your Community Bank since 1986. Director of Community Bank of Kentucky, Inc. from 2002 until its merger with Your Community Bank in 2003. Director of Your Community Bank Nelson County Business Development Board. Partner in Shea and Young LLC, a real estate investment company located in New Albany, Indiana, since 1993.	1994
Steven R. Stemler	47	Director of Your Community Bank since 2002 having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002. President and owner of The Stemler Corporation, a corporation providing both commercial and residential plumbing and irrigation services in Indiana and Northern Kentucky. President and sole owner of the Stemler Development Co. LLC, a land development business in Southern Indiana. Elected to the Indiana House of Representatives in 2007, representing District 71.	1997
Name	Age	Directors Whose Terms Expire in 2010 Positions with the Company, Principal Occupations and Other Public Directorships	Year First Elected Director

R. Wayne Estopinal	52	Director of Your Community Bank since 2002 having previously served as a Director of Heritage Bank of Southern Indiana from its formation in 1996 until its merger with Your Community Bank in 2002. Founder, President, and 100% owner of The Estopinal Group, LLC, an architectural firm in Jeffersonville, Indiana.	2004
Gary L. Libs	56	Vice Chairman of the Board of Directors since 2002. Director (since 1989) and Chairman of the Board (since May 2002) of Your Community Bank. President, Chief Executive Officer, and Owner of Libs Paving Co., Inc. in Floyds Knobs, Indiana, since 1972. President and Chief Executive Officer of Asphalt Supply Co. in Jeffersonville, Indiana, since 1992.	1994
Kerry M. Stemler	50
Director of Your Community Bank since 1994.  President and sole owner of KM Stemler Co., Inc., a construction company in New Albany, Indiana, since 1981. Partial owner of the following companies: KM Stemler Trucking, Inc., a commercial carrier in New Albany, Indiana;  Broadway Properties, LLC, a commercial real estate developer in southern Indiana; Broadway Properties Management, LLC, a commercial real estate management firm located in southern Indiana; K&M, LLC, a real estate company in southern Indiana; KM Stemler Developers LLC, a commercial property development in southern Indiana; and Bridgeway Development LLC, a commercial real estate developer located in southern Indiana.
			1997

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

On the recommendation of the Audit Committee, the Board of Directors of the Company determined to engage Crowe Chizek and Company LLC (“Crowe Chizek”) as its independent registered public accounting firm for the fiscal year ending December 31, 2008 and further directed that the selection of Crowe Chizek be submitted for ratification by the stockholders at the Annual Meeting.  Crowe Chizek served as the Company’s independent auditors for the years ended December 31, 2007, 2006 and 2005.

The reports of Crowe Chizek for the years ended December 31, 2007, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the years ended December 31, 2007, 2006, and 2005, and from the period from December 31, 2007 to March 1, 2008, there were no disagreements between the Company and Crowe Chizek on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Article X of the Company’s Bylaws states that the Company’s independent auditors will be appointed by the Board of Directors, with the appointment subject to annual ratification by the stockholders.  The Board of Directors and the Audit Committee of the Board of Directors will reconsider that appointment if it is not ratified by the stockholders.  The appointment will be deemed ratified if votes cast in its favor at the Annual Meeting exceed votes cast against it.  Abstentions will not be counted as votes cast either for or against the appointment.

The Company has been advised by Crowe Chizek that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients.   Crowe Chizek will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Executive Officers Who Are Not Directors

Set forth below is information about our executive officers who do not serve as Directors, including their business experience for at least the past five years and their ages as of March 14, 2008.  Officers of the Company are elected annually by the Board of Directors for a term of one year or until their successors are elected and qualify.

Name	Age	Positions with the Company, Your Community Bank and Business Experience
George (Gray) Ball	68	Senior Vice-President since 1998 after having joined the Company on December 30, 1997. 39 years experience in the financial services industry.
Chris Bottorff	41
Executive Vice President of the Company. Senior Vice-President from 2002 until 2008.  President of the Kentucky Market Banking Division of Your Community Bank since 2002 and President and director of Community Bank of Kentucky, Inc. until its merger with Your Community Bank in 2003.

Jeffrey Cash	46	Executive Vice President of the Company. Senior Vice-President (Audit and Risk Management) from 2003 until 2008. Internal auditor for the Company since 2000.
Kevin Cecil	53
Executive Vice President of the Company.  Senior Vice-President from  2002 until 2008.  Director of Your Community Bank since December 2001. President of the Indiana Market Banking Division of Your Community Bank since August 2003 and Chief Executive Officer since August 2001.  Mr. Cecil has been in the financial services industry since 1977.

Paul Chrisco	39
Executive Vice-President and Chief Financial Officer of the Company.  Senior Vice President and Chief Financial Officer from 2001 until 2008.  Previously held financial officer and accounting positions with the Company since 1997.

Robert McIlvoy	47	Senior Vice-President of the Company since December 2001. Mr. McIlvoy has been in the financial services industry since 1984.
M. Diane Murphy	58
Senior Vice-President and Community Relations Officer of the Company since 2006 and Senior Vice President since 1996.  President of the Your Community Bank Charitable Foundation since 2006. Chief Human Resources Officer of Your Community Bank from April 2000 until 2006.  Community Relations Officer of Your Community Bank since 2006.  Affiliated with Your Community Bank since 1967.

Carl Page	59
Senior Vice President and Chief Human Resources Officer.   Vice President and Chief Human Resources Officer from 2006 until 2007.  Principal in Customer First Research Group, LLC, a consulting firm which provided consulting in various areas, including training, customer service, banking, and legal matters, from 2003 to 2006.

Bill Wright	48
Executive Vice President, Treasurer and Director of Planning for the Company.  Senior Vice President, Treasurer and Director of Planning from 2006 until 2008.  Vice President and Controller from February 2006 to November 2006.  Chief Financial Officer of Citizens First Corporation, of Bowling Green, Kentucky, from 2000 until 2005.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.